SECOND AMENDED AND RESTATED

FIRST REFUSAL AGREEMENT

Dated as of February 4, 2002

To the Investors listed on the Execution Pages of this Letter Agreement

 Keurig, Incorporated, a Delaware corporation ("the Company"), hereby agrees with you (the "Investors") as follows:

1. REFERENCE TO AGREEMENT; DEFINITIONS. Reference is hereby made to the Amended and Restated First Refusal Agreement dated as of December 18, 2001 among the Company and the investor parties thereto (as amended and in effect from time to time, the "First Refusal Agreement"). Terms defined in the Stock Rights Agreement of even date herewith among the Company and the Investors (the "Stock Rights Agreement") and not otherwise defined herein are used herein with the meaning so defined.

2. RECITALS. The Company and the Investors desire to modify certain matters relating to the right of first option to purchase certain securities and to add Van Houtte Inc., a Canadian corporation ("Van Houtte"), as an Investor party by amending and restating the First Refusal Agreement. The Company and the undersigned Investors, being the holders of that number of shares of the Preferred Stock outstanding immediately prior to the execution and delivery of this Second Amended and Restated First Refusal Agreement which, if converted, would entitle them to hold 65% of the Common Stock issuable upon conversion, have the power and right to amend and restate the First Refusal Agreement on behalf of all of the original parties thereto. Now, therefore, the Company, and the Investors agree that the First Refusal Agreement be amended and restated in its entirety as set forth herein.

3. RIGHT OF REFUSAL.

3.1.  Grant of Right of First Refusal.

(a) The Company shall not Issue (as hereinafter defined) any shares of any class of its capital stock or any option, warrant, convertible security or other right to acquire any such capital stock (collectively, the "Securities") to any Person unless it shall have given written notice to each Investor, stating its desire to Issue such Securities (the "Offered Securities") and the terms upon which it intends to make such Issue (the "Offer"). Thereafter, each Investor shall have a first option to purchase, in whole or in part, its "Percentage Entitlement" (as hereinafter defined) of the Offered Securities at the price and on the terms and conditions specified in the Offer.

(b) Each Investor's "Percentage Entitlement" to purchase the Offered Securities shall be equal to such percentage of all shares of Common Stock at the time outstanding and held by all Investors (including, as to any Investor, any such shares transferred to any spouse and issue and any trust for the benefit of, or the legal representative of, any of the preceding persons (each, an "Immediate Family Member")) and all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock held by all Investors (including, as to any Investor, any such shares transferred to any Immediate Family Member) as is represented by the number of shares of Common Stock then held by such Investor (including, as to any Investor, any such shares transferred to any Immediate Family Member) and the number of shares of Common Stock then issuable upon conversion of the shares of Preferred Stock held by such Investor. The right to purchase Offered Securities pursuant to this Section 3.1 shall be exercised by such Investor, by giving, within 21 Business Days after delivery of such notice by the Company, a counter-notice, which counter-notice shall state that the Investor giving such counter-notice desires to purchase a specified portion of the Offered Securities up to its Percentage Entitlement.

(c) In the event that one or more of the Investors fails to exercise its option under Section 3.1 to purchase its full Percentage Entitlement of Offered Securities, the Company shall give written notice to the Investors which are exercising their options under this Section 3.1 (the "Purchasing Investors") stating the amount of Offered Securities not optioned pursuant to this Section 3.1 or agreed to be purchased by such other shareholder or shareholders (the "Remaining Offered Securities"). Each Purchasing Investor shall have the right, prior to any other Person but in common with any other shareholder of the Company which has agreed to purchase his or its pro rata share of the Offered Securities, to purchase all or any portion of the Remaining Offered Securities. If more than one Purchasing Investor exercises its option under this Section 3.1(c), the Purchasing Investors shall be entitled to purchase, together with such other purchasing shareholder or shareholders, a pro rata amount of the Remaining Offered Securities. The right to purchase Remaining Offered Securities pursuant to this Section 3.1(c) shall be exercised by such Purchasing Investor, by giving, within 10 Business Days after the Company's notice pursuant to this Section 3.1(c), a notice to the Company stating that the Purchasing Investor desires to purchase a specified portion of the Remaining Offered Securities up to its pro rata share.

(d) Each Investor electing pursuant to Section 3.1(b) to purchase a portion of the Offered Securities and, if applicable, electing pursuant to Section 3.1(c) to purchase a portion of the Remaining Offered Securities shall be obligated to purchase such Offered Securities and/or such Remaining Offered Securities and the Company shall be obligated to sell all such Offered Securities and/or Remaining Offered Securities up to the total amount set forth in the Offer at the price and on the terms and conditions contained in such Offer, except that the closing date of such purchase and sale shall take place within 30 Business Days after the giving of the notice under Section 3.1(b) or, if such occurs, under Section 3.1(c); provided, however, that in the event all or any part of the purchase price stated in the Offer is not payable in cash, the Investor giving the applicable notice may make payment in cash in an amount at least equal to the fair market value of the non-cash consideration of such Offer.

(e) If the Investors fail to elect to purchase, or to consummate the purchase of, all of the Offered Securities and Remaining Offered Securities specified in the Company's Offer, the Company may thereafter Issue to any other Person or Persons that amount of Offered Securities or Remaining Offered Securities not purchased pursuant to the terms hereof and specified in such Offer at the price and on the terms and conditions contained in such Offer. In the event that the Company does not so consummate the Issue of the Offered Securities or the Remaining Offered Securities within 60 Business Days (x) after the expiration of the final applicable counter-notice period, in the event of a failure to give any applicable timely counter-notice, or (y) after a failure to purchase within the applicable required period if a counter-notice is duly given, the Offered Securities or Remaining Offered Securities shall again become subject to this Agreement.

3.2.  Exempted Transfers. The provisions of this Section 3 shall not apply to (i) any Issue effected pursuant to a Qualified Initial Public Offering or (ii) any Issue effected pursuant to the conversion of any Series A Convertible Preferred Stock, Series B Preferred Stock or Series C Preferred Stock or (iii) stock options to purchase shares of Common Stock and the shares issuable upon exercise thereof, as issued by the Company from time to time to officers, employees, independent directors or consultants of the Company with the prior approval of the Board of Directors of the Company or (iv) common stock purchase warrants issued by the Company on November 25, 1996 and the 20,619 shares issuable upon the exercise thereof; or (v) any common stock purchase warrants issued to lending institutions in connection with loans granted thereby to the Company and the shares issuable upon exercise thereof or (vi) any common stock purchase warrants issued to leasing institutions in connection with equipment leases that the Company may enter into with such institutions from time to time and the shares issuable upon exercise thereof or (vii) any Common Stock and Common Stock Purchase Warrants issued to investors in connection with the 1998 private placement of 1,210,000 shares of Common Stock and the 1999 private placement of 650,000 shares of Common Stock and the 186,000 shares of Common Stock issuable upon the exercise of such Common Stock Purchase Warrants; (viii) 1,193,837 shares of Common Stock, 158,742 shares Series B Preferred Stock and 98,423 shares of Series C Preferred Stock issued pursuant to the Subscription Agreement dated February 4, 2002 between the Company and Van Houtte; and (ix) shares of the Company's capital stock issued solely in connection with the acquisition or merger by the Company of or with any corporation or entity.

3.3.  Issue Defined. For purposes of this Section 3, "Issue" means, with respect to any Securities, any issue, sale, transfer, pledge, mortgage, assignment or other disposal of such Securities by the Company or any commitment or agreement to effect any of the foregoing.

4. NOTICES. All notices and other communications pursuant to this Agreement shall be in writing, either delivered in hand or by reputable overnight courier service, or sent by first-class mail, postage prepaid or by telex, telecopier, facsimile machine or telegraph, addressed as follows:

(i) if to the Company, at 101 Edgewater Place, Wakefield, MA 01880, or at such other address as shall have been furnished to the Investors in writing by the Company;

or

(ii) if to any Investor, at the address thereof set forth on Exhibit A to the Securities Purchase Agreement, or at such other address as shall have been furnished to the Company in writing by such Investor.

Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective (i) when delivered in hand to the party to which it was directed, (ii) if sent by telex, telecopier, facsimile machine or telegraph and properly addressed in accordance with the foregoing provisions of this Section 4, when received by the addressee, or (iii) if sent by first-class registered or certified mail, postage prepaid, and properly addressed in accordance with the foregoing provisions of this Section 4, (A) when received by the addressee, or (B) on the fifth Business Day following the day of dispatch thereof, whichever of (A) or (B) shall be the earlier, or (iv) upon the earlier of receipt by the addressee or the first business day following the day of dispatch thereof after the same has been deposited with a reputable overnight courier service.

5. TERMINATION. The rights of each Investor under this Agreement shall terminate as to such Investor when neither such Investor nor any of its Permitted Transferees shall own any Preferred Stock and all rights and obligations of each party to this Agreement shall terminate upon the consummation of the Company's Qualified Initial Public Offering.

6. ASSIGNMENT; BINDING EFFECT. The Company may not assign its rights hereunder except to a successor entity resulting from its merger, consolidation or other reorganization. No Investor may assign its rights hereunder except to a Permitted Transferee and in the case of MD Co. to a successor trustee(s) of the Memorial Drive Trust. Subject to termination of this Agreement as provided in Section 5, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including without limitation, in the case of The Food Fund II Limited Partnership, the limited partners thereof, provided that in all cases, including the transfer of record ownership of Preferred Stock to such limited partners, the other parties hereto shall be entitled to treat the general partner thereof as the duly authorized representative of such limited partners with the complete and unrestricted right to exercise their respective rights hereunder and with full power of substitution in the premises. Nothing in this Agreement is intended to or shall confer any rights or remedies on any Person other than the parties hereto and their respective successors and permitted assigns.

7. ENTIRE AGREEMENT; AMENDMENTS AND WAIVER. This Agreement contains the sole and entire understanding of the parties with respect to its subject matter and all prior negotiations, discussions, commitments and understandings heretofore had between them with respect thereto are merged herein. This Agreement may be amended and the performance or condition of any term waived in whole or in part only with the written consent of the Majority Investors (as defined in the Stock Rights Agreement). A waiver on one occasion shall not constitute a waiver on any further occasion.

8. COUNTERPARTS. This Agreement may be executed by facsimile and in more than one counterpart, each of which shall be deemed to be an original and which, together, shall constitute one and the same instrument.

9. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of law rules) of the Commonwealth of Massachusetts. The parties hereto acknowledge that they will accept service of process by registered or certified mail or the equivalent directed to their last known address as determined in accordance with this Agreement or by whatever other means are permitted by the following courts, and agree that any suit for the enforcement of this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or any federal court sitting therein and consent to the exclusive jurisdiction of such court and they hereby waive any objections to jurisdiction or venue in these courts or that such courts are an inconvenient forum.

If the foregoing corresponds with your understanding of our agreement, kindly sign this letter and the accompanying copies thereof in the appropriate space below and return the same to the Company. This letter shall become a binding agreement among each party when each party hereto shall have one or more copies hereof executed by each party hereto.

Very truly yours,

KEURIG, INCORPORATED

By: _/s/ Nick Lazaris

Name: Nick Lazaris
Title: President and Chief Executive Officer

INVESTOR

/s/ Richard Sweeney

Name: Richard Sweeney

INVESTOR

/s/ Nick Lazaris

Name: Nick Lazaris

INVESTOR

/s/ Christopher Stevens

Name: Christopher Stevens

INVESTOR

/s/ R. Schorr Berman

Name: MD Co. by R. Schorr Berman, Partner

INVESTOR

[VAN HOUTTE INC.]

/s/ Gerard Geoffrion

Name: Gerard Geoffrion